UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	☐

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☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material pursuant to § 240.14a-11(c) of § 240.14a-12.

UniTek Global Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITEK GLOBAL SERVICES, INC.
1777 Sentry Parkway West
Gwynedd Hall Suite 202
Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 7, 2011

The 2011 ANNUAL MEETING of the stockholders of UniTek Global Services, Inc., a Delaware corporation (the “Company”), will be held at The Doubletree Hotel, 640 West Germantown Pike, Plymouth Meeting, PA 19462, on June 7, 2011 at 9 A.M., local time, for the following purposes:

1.	To elect three Class II directors and four Class III directors to hold office until the Annual Meetings of Stockholders to be held in 2013 and 2014, respectively, and until their successors are duly elected and qualified;
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011; and
3.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on April 12, 2011 as the record date for the meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

By Order of the Board of Directors,

Kyle M. Hall
Secretary

Blue Bell, Pennsylvania
April 27, 2011

                  Please Complete and Return Your Signed Proxy Card

    Please complete and promptly return your proxy in the envelope provided. Doing so will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

UNITEK GLOBAL SERVICES, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2011

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of UniTek Global Services, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2011 Annual Meeting of Stockholders (the “Meeting”) to be held at The Doubletree Hotel, 640 West Germantown Pike, Plymouth Meeting, PA 19462 on June 7, 2011 at 9 A.M., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to stockholders of the Company on or about April 27, 2011. Only stockholders of record at the close of business on April 12, 2011 (the “Record Date”) shall be entitled to notice of and to vote at the Meeting.

If the enclosed proxy is properly executed and received by the Company prior to voting at the Meeting, the shares of our common stock, $0.00002 par value per share, of the Company (the “Common Stock”) represented thereby will be voted in accordance with the directions marked thereon. In the absence of directions, the shares of our Common Stock represented by the enclosed proxy will be voted FOR the nominees of the Board of Directors in the election of directors and FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing prior to the time of the Meeting, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

On the Record Date, the Company had 15,153,947 shares of Common Stock outstanding and entitled to vote at the Meeting. Each holder of Common Stock is entitled to one vote per share held of record by such holder on the Record Date. There must be present at the Meeting in person or by proxy stockholders entitled to cast a majority of all the votes entitled to be cast to constitute a quorum for the Meeting. A broker non-vote and any proxy marked “withhold authority” or “abstain”, as applicable, will count for the purposes of determining a quorum, but will have no effect on the result of the vote on the election of directors or the ratification of the appointment of our independent registered public accounting firm. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Broker “non-votes” and proxies marked “withhold authority” or “abstain”, as applicable, will affect each of the proposals described in this proxy as follows:

•	On the proposal to elect three Class II directors and four Class III directors to hold office until the Annual Meetings of Stockholders to be held in 2013 and 2014, respectively, and until their successors are duly elected and qualified, the vote of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting is necessary to elect a director. Neither broker non-votes nor proxies marked “withhold authority” or “abstain”, as applicable, will be counted as votes cast, and therefore, assuming a quorum is achieved, will have no effect on the results of the vote with respect to this proposal.

•	The vote of a majority of all the votes cast at the Meeting is necessary to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Neither broker non-votes nor proxies marked “withhold authority” or “abstain”, as applicable, will be counted as votes cast, and therefore, assuming a quorum is achieved, will have no effect on the results of the vote with respect to this proposal.

A majority of the votes cast at the Meeting shall be sufficient to approve any other matter that may properly come before the Meeting, unless more than a majority of the votes cast is required by the Amended and Restated Certificate of Incorporation, as amended (the “Charter”), or by applicable law.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders to be Held on June 7, 2011

This proxy statement and our 2010 annual report to stockholders are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16819 or at www.unitekgs.com in the “Investor Relations” section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 12, 2011 (except as indicated below), regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Common Stock by each director, each nominee for election as director, each executive officer listed in the Summary Compensation Table appearing on page 12, all directors and executive officers as a group, and each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. Each person named in the table below has sole voting and investment power with respect to the common shares listed opposite such person’s name, except as otherwise noted.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
C. Scott Hisey, Chief Executive Officer and Director	100,249	(2)	*
Peter Giacalone, President and Executive Chairman of the Board	91,527	(3)	*
Ronald J. Lejman, Chief Financial Officer and Treasurer	16,786	(4)	*
Daniel Yannantuono, CEO DirectSat	28,373	(5)	*
Christopher Perkins, CEO FTS USA	7,113	(6)	*
Scott Lochhead, CEO Advanced Communications, Inc.	10,930	(7)	*
Elizabeth Downey, Chief Administrative Officer	16,947	(8)	*
Kyle Hall, General Counsel and Secretary	1,786	(9)	*
Norman Snell, Chief Technology Officer	11,495	(10)	*
Peter Brodsky, Director	4,521,264	(11)	29.84%
Joseph Colonnetta, Director	4,521,264	(12)	29.84%
Mark S. Dailey, Director	2,308	(13)	*
Dean MacDonald, Director	22,814	(14)	*
Michael Montelongo, Director	447	(15)	*
Michael F. O’Donnell, Director	447	(15)	*
Richard Siber, Director	447	(16)	*
Robert F. Stott, Director	447	(15)	*
Richard B. Berliner, Former Officer and Director	120,801	(17)	*
Old Berliner Liquidating Trust	98,828	(18)	*
Sector Performance Fund, LP	4,028,839	(19)	26.59%
HM Unitek Coinvest, LLP	237,851	(20)	1.57%
SPF SBS LP	254,574	(21)	1.68%
FMR LLC	926,785	(22)	6.12%
Roxbury Capital Management, LLC	873,957	(23)	5.77%
Trafelet Capital Management, L.P.	831,197	(24)	5.49%
All directors and executive officers as a group (18 persons)	4,954,181	(25)	32.27%

*	Represents less than one percent of class.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting power or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options or other convertible securities to purchase shares that were exercisable on, or became exercisable within 60 days of, April 12, 2011, that person will be deemed to be the beneficial owner of those shares underlying the convertible securities and those shares (but not shares that are subject to options or other convertible securities held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Unless otherwise noted, information was supplied by officers and directors.

(2)	Mr. Hisey is the direct beneficial owner of 100,249 shares of Common Stock, including (i) 32,688 shares of Common Stock, (ii) warrants to purchase 3,907 shares of Common Stock, (iii) vested options to purchase 27,939 shares of Common Stock and (iv) 35,715 vested restricted stock units (“RSUs”) issued in connection with the Company’s tender offer completed on January 7, 2011.
(3)	Mr. Giacalone is the direct beneficial owner of 91,527 shares of Common Stock, including (i) 53,669 shares of Common Stock, (ii) vested options to purchase 12,858 shares of Common Stock and (iii) 25,000 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(4)	Mr. Lejman is the direct beneficial owner of 16,786 shares of Common Stock, consisting of (i) vested options to purchase 4,286 shares of Common Stock and (ii) 12,500 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(5)	Mr. Yannantuono is the direct beneficial owner of 28,373 shares of Common Stock, consisting of (i) 3,277 shares of Common Stock, (ii) warrants to purchase 726 shares of Common Stock, (iii) vested options to purchase 6,512 shares of Common Stock and (iv) 17,858 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(6)	Mr. Perkins is the direct beneficial owner of 7,113 shares of Common Stock consisting of (i) warrants to purchase 90 shares of Common Stock, (ii) vested options to purchase 2,023 shares of Common Stock and (iii) 5,000 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(7)	Mr. Lochhead is the direct beneficial owner of 10,930 shares of Common Stock consisting of (i) vested options to purchase 5,572 shares of Common Stock and (ii) 5,358 vested RSU’s issued in connection with the Company’s tender offer completed on January 7, 2011.
(8)	Ms. Downey is the direct beneficial owner of 16,947 shares of Common Stock consisting of (i) 1,100 shares of Common Stock, (ii) warrants to purchase 90 shares of Common Stock, (iii) vested options to purchase 5,042 shares of Common Stock and (iv) 10,715 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(9)	Mr. Hall is the direct beneficial owner of 1,786 shares of Common Stock consisting of 1,786 vested RSUs issued on January 10, 2011.
(10)	Mr. Snell is the direct beneficial owner of 11,495 shares of Common Stock consisting of (i) 893 shares of Common Stock, (ii) warrants to purchase 363 shares of Common Stock, (iii) vested options to purchase 5,239 shares of Common Stock and (iv) 5,000 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011.
(11)	No securities are directly beneficially owned by Mr. Brodsky. Mr. Brodsky previously held a direct or indirect interest in Sector Performance Fund, Coinvest, and SPF (collectively, the “Investment Funds”), which beneficially own an aggregate of 4,521,264 shares of Common Stock. Mr. Brodsky is a former executive officer and former member of Ultimate GP (as defined in note 19 below). Mr. Brodsky was a member of a six-person committee (previously consisting of Mr. Brodsky, Joseph Colonnetta, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds. No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds. Mr. Brodsky may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Brodsky disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.
(12)	No securities are directly beneficially owned by Mr. Colonnetta. Mr. Colonnetta holds a direct or indirect interest in the Investment Funds, which beneficially own an aggregate of 4,521,264 shares of Common Stock. Mr. Colonnetta is an executive officer and member of Ultimate GP (as defined in note 19 below). Mr. Colonnetta is a member of a six-person committee (consisting of Mr. Colonnetta, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds. No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds. Mr. Colonnetta may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Colonnetta disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(13)	Mr. Dailey is the direct beneficial owner of 2,308 shares of Common Stock consisting of (i) 968 shares of Common Stock, (ii) vested options to purchase 893 shares of Common Stock and (iii) 447 vested RSUs issued in connection with his service on the Board on January 10, 2011.
(14)	Mr. MacDonald is the direct beneficial owner of 22,814 shares of Common Stock consisting of (i) 21,831 shares of Common stock, (ii) vested options to purchase 536 shares of Common Stock and (iii) 447 vested RSUs issued in connection with the Company’s tender offer completed on January 7, 2011 and his service on the Board.
(15)	Messrs. Montelongo, O’Donnell and Stott are each the direct beneficial owner of 447 shares of Common Stock, consisting of 447 vested RSUs issued on January 10, 2011 in connection with their appointment to the Board.
(16)	Mr. Siber is the direct beneficial owner of 447 shares of Common Stock consisting of 447 vested RSUs issued on January 10, 2011 in connection with his service on the Board.
(17)	Represents 65,212 shares of Common Stock held by Mr. Berliner and 55,589 shares of Common Stock directly held by the Old Berliner Liquidating Trust (the “Trust”). The Trust owns 96,828 shares of Common Stock and Mr. Berliner beneficially owns 57% of the Trust’s assets as a beneficiary under the Trust.
(18)	The Trust owns 96,828 shares of Common Stock. John X. Adiletta is sole trustee of the Trust and has sole voting and dispositive power over the securities held by the Trust.
(19)	Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 4,028,839 shares of Common Stock. Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund. As a result, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities. Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP disclaims the existence of such beneficial ownership. A six-person committee (consisting of Joe Colonnetta, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP and Sector Performance GP, voting and dispositive powers over the securities held by Sector Performance Fund.
(20)	HM Unitek Coinvest, LP (“Coinvest”) is the direct beneficial owner of 237,851 shares of Common Stock, consisting of 237,851 shares of Common Stock. Ultimate GP is the general partner of Coinvest and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except to the extent of any pecuniary interests, Ultimate GP disclaims such beneficial ownership. A six-person committee (consisting of Joe Colonnetta, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP, voting and dispositive powers over the securities held by Coinvest.
(21)	SPF SBS LP (“SPF”) is the direct beneficial owner of 254,574 shares of Common Stock. Ultimate GP is the general partner of SPF and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except for pecuniary interests, Ultimate GP disclaims such beneficial ownership. A six-person committee (consisting of Joe Colonnetta, Robert Sperry, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by SPF.
(22)	This information is based solely on a review of Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on February 14, 2011. FMR’s address is 97 Linden Avenue, Elmwood Park, NJ 07407.
(23)	This information is based solely on a review of Schedule 13G filed by Roxbury Capital Management, LLC (“Roxbury”) with the Securities and Exchange Commission on February 14, 2011. Roxbury’s address is 6001 Shady Oak Road, Suite 200, Minnetonka, MN 55343.
(24)	This information is based solely on a review of Schedule 13G filed by Trafelet Capital Management, L.P. (“Trafelet”) with the Securities and Exchange Commission on February 14, 2011. Trafelet’s address is 590 Madison Avenue, 39th Floor, New York, NY 10022.
(25)	Consists of (i) 4,756,491 shares of Common Stock, (ii) warrants to purchase 5,176 shares of Common Stock, (iii) vested options to purchase 70,900 shares of Common Stock and (iv) 121,614 vested RSUs. Includes C. Scott Hisey, Peter Giacalone, Ronald Lejman, Dan Yannantuono, Chris Perkins, Scott Lochhead, Elizabeth Downey, Kyle Hall, Norman Snell, Richard B. Berliner, Mark S. Dailey, Richard Siber, Dean MacDonald, Peter Brodsky, Joe Colonnetta, Michael O’Donnell, Michael Montelongo and Robert Stott.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), the Board of Directors is divided into three classes, designated Class I, Class II and Class III. Directors in each class serve for a term of three years and until their successors are duly elected and qualified. There are three Class I directors, three Class II directors and four Class III directors. The term of one class expires at each successive annual meeting. In early 2010, when our directors were elected pursuant to the written consent of a then-majority of our shareholders, the terms of the Class I, II and III directors were set to expire at the annual meetings of our stockholders to be held in 2012, 2010 and 2011, respectively. Since no further annual meeting was held in 2010, we are holding votes at the Meeting on the Class II and Class III directors, to be elected for terms expiring in at the annual meetings of stockholders to be held in 2013 and 2014, respectively.

At the Meeting, three individuals will be elected as Class II directors and four individuals will be elected as Class III directors, to serve until the annual meetings in 2013 and 2014, respectively, and until their successors are duly elected and qualified. The nominees for election at the Meeting as Class II Directors are Peter Giacalone, Peter Brodsky and Robert F. Stott. The nominees for election at the Meeting as Class III Directors are C. Scott Hisey, Richard Siber, Joseph Colonnetta and Michael Montelongo. Messrs. Brodsky and Colonnetta were nominated as directors pursuant to the terms and conditions of that certain Nominating Agreement, dated as of November 16, 2010, by and among the Company and those holders of capital stock of the Company listed on Exhibit A thereto.

Under the Company’s Bylaws, directors are elected by a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the annual meeting. A proxy signed in the enclosed form will be voted FOR the election of the nominees named below, unless a contrary instruction is given.

Management believes that each of its nominees is willing and able to serve the Company as a director. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

The following is a brief description of the nominees for election as a director and of the other continuing directors of the Company. The descriptions for the directors set forth the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as directors of the Company.

Recommendation and Required Vote

The Board of Directors recommends a vote FOR the election of each nominee. Assuming a quorum is present at the Meeting, a majority of all the votes cast at the Meeting shall be sufficient to elect a director.

Class II Directors — Nominated for Election for Term to Expire at 2013 Meeting

Peter Giacalone, 51, has been the Executive Chairman of our Board and President since January 2010. From July 2008 to January 2010, he served as the President of UniTek USA, LLC, or UniTek USA. From March 2005 to June 2008, he was the President and Chief Executive Officer of 180 Connect, Inc., a publicly traded outsourced infrastructure services provider that was acquired by UniTek and DIRECTV in 2008. He served as Executive Vice President, Customer Satisfaction for DIRECTV from January 2004 to March 2005. From 1997 until he joined DIRECTV, Mr. Giacalone served as Vice President, Finance for The News Corporation Limited, an international media and entertainment company. Mr. Giacalone has his Masters of Business Administration and Bachelor of Arts degrees from Adelphi University. Our Board has concluded that Mr. Giacalone should serve on the Board due to his significant experience in finance, business development and acquisitions.

Peter Brodsky, 40, has been a member of our Board since January 2010. Mr. Brodsky has been with HM Capital Partners, a private equity firm since 1995. He served as a Partner from 1995 until December 31, 2010, and he currently serves as a consultant to HM Capital Partners. Mr. Brodsky’s primary responsibility was deal sourcing, execution and monitoring of the HM LLC’s media investments. Mr. Brodsky also serves as a director of LIN Television (NYSE: TVL), Ziplocal Holdings, MaineToday Media and Wilkes Barre

Publishing Company. Prior to joining HM LLC, Mr. Brodsky worked in the Investment Banking Division of Credit Suisse First Boston. Mr. Brodsky received his Bachelor of Arts degree from Yale University. Our Board has concluded that Mr. Brodsky should serve on the Board due to his strong corporate leadership and investment experience.

Robert F. Stott, 64, has been a member of our Board since December 2010. Mr. Stott is a telecommunications industry veteran. In 2007, he retired as President of the Northeast Region of Verizon Wireless after serving at Verizon and its legacy companies for over 40 years. Mr. Stott began his career as an equipment installer with the New England Telephone Company and held a number of senior-level positions with NYNEX Mobile through that company’s merger with Bell Atlantic in 1995. Following the merger, Mr. Stott was appointed the President of Bell Atlantic Mobile’s Philadelphia Tri-State region, where he remained until assuming the role in New England in 1998. Mr. Stott received an M.B.A. from Pace University and a B.S. in Applied Mathematics from UMass Lowell. Our Board has concluded that Mr. Stott should serve on the Board due to his broad experience in the telecommunications industry in various corporate leadership and executive roles.

Class III Directors — Nominated for Election for Term to Expire at 2014 Meeting

C. Scott Hisey, 45, has been our Chief Executive Officer and a member of our Board of directors since January 2010. Prior to that time, Mr. Hisey was the founder and Chief Executive Officer of UniTek USA. Since UniTek USA’s inception in 2004 to and after the merger between UniTek USA and the Company, Mr. Hisey has led Unitek USA and the Company through two private equity transactions, multiple acquisitions, and has expanded the Company to include a workforce of approximately 5,200 people across four diverse industries. Prior to founding UniTek, Mr. Hisey spent over 15 years in positions of increasing responsibility in both the cable television and satellite communications industries. Starting as a field technician, he progressively worked his way into senior management positions with larger companies. His roles included Chief Operating Officer in a private equity turnaround and President of a multi-service construction company. Mr. Hisey began his career in the United States Navy. He served as a Second Class Radioman aboard the USS Forrestal, and is an honorably discharged, disabled veteran. Mr. Hisey also serves on the board of directors of the Satellite Broadcasting Communications Association. Our Board has concluded that that Mr. Hisey should serve on the Board due to his extensive industry knowledge and executive experience gained from founding UniTek USA and working in cable television and satellite communications.

Richard Siber, 48, has been a member of our Board since January 2010. Mr. Siber has spent the last 25 years exclusively in the wireless industry. Currently, Mr. Siber is the President and CEO of SiberConsulting LLC, which he founded in 2004. SiberConsulting provides strategic, technical and marketing services to members within the wireless industry. From January 1994 to June 2004, Mr. Siber was a partner in the Communications, Electronics, High Tech and Media and Entertainment practice at Accenture. While there, he founded the global wireless consulting practice and helped grow it to thousands of employees and hundreds of millions of dollars in revenue. While at Accenture, Mr. Siber was also deeply involved in a number of Government and Homeland Security initiatives utilizing a variety of wireless technologies. Mr. Siber has a Bachelor of Arts from Boston University, a Masters of Business Administration from the Carroll School of Management from Boston College. He also holds a certificate of special studies from Harvard University Extension School. Mr. Siber serves or has served on the board of directors for Akos, Digit Wireless, InCode (sold to Verisign), Integrated Mobile, JumpTap, and SingleTouch Interactive, as well as a number of Technology Advisory Boards and is involved with several charitable organizations. Our Board has concluded that Mr. Siber should serve on the Board due to his extensive executive leadership and industry knowledge.

Joseph Colonnetta, 48, has been a member of our Board since January 2010. Since 1998, Mr. Colonnetta has been with HM LLC, where he serves as a Partner. Mr. Colonnetta’s primarily responsibilities are deal sourcing and execution and monitoring of the HM LLC’s energy investments. Mr. Colonnetta also serves as a director of BlackBrush Oil & Gas and TexStar Midstream Services. In November 2008, Mr. Colonnetta was appointed by Texas Governor Rick Perry to serve as a trustee of the Texas Prepaid Higher Education Tuition Board. Prior to joining HM LLC, Mr. Colonnetta was a Partner with Metropoulos and Co. Before Metropoulos, Mr. Colonnetta served in various executive officer and oversight roles in companies owned by Bass Investment Partners and Oppenheimer & Co. Mr. Colonnetta received his Bachelors of Science degree from the University of Houston. Our Board has concluded that Mr. Colonnetta should serve on the Board due to his experience as a member of the board of directors of numerous companies, investment experience and broad corporate leadership experience.

Michael Montelongo, 55, has been a member of our Board since December 2010. Mr. Montelongo currently serves as Senior Vice President and Chief Administrative Officer of Sodexo, Inc., an $8 billion quality of daily life solutions enterprise. Previously, Mr. Montelongo served as that company’s Senior Vice President of Strategic Marketing. In 2001, Mr. Montelongo was appointed by former President George W. Bush and confirmed by the U.S. Senate as Assistant Secretary of the Air Force. He is a member of the Council on Foreign Relations, serves on the Board of Trustees for Aerospace Corporation and on the National Aeronautics and Space Administration (NASA) Advisory Council, and is a former board director for Denny’s Corporation and Datapath, Inc. Mr. Montelongo received an M.B.A. from the Harvard School of Business and a B.S. in Engineering from the United States Military Academy. Our Board has concluded that Mr. Montelongo should serve on the Board due to his versatile leadership approach and diverse background in both industry and public sector administration and leadership positions.

Class I Directors — Term to Expire at the 2012 Annual Meeting of Stockholders

Mark S. Dailey, 52, has been a member of our Board since February 2006. Mr. Dailey is a private investor who from 1999 to 2004 held senior executive management positions including Executive Vice President, Sales and Marketing of Intralinks, Inc., a venture-funded secure document distribution company, Chief Operating Officer of LexiQuest, Inc., a technology-based company exploiting linguistics and natural language processing in developing software tools to manage, access and retrieve large Intranet document collections and Chief Operating Officer of Medcast Networks, a venture capital-backed start-up delivering comprehensive medical information to physicians. From 1986 to 1999, Mr. Dailey held various senior level positions with Bloomberg Financial Markets, a global leader in the delivery of international real-time financial information. Prior to joining Bloomberg, Mr. Dailey worked for several investment banking firms. Mr. Dailey received a Bachelor of Arts degree from St. John Fisher College. Our Board has concluded that Mr. Dailey should serve on the Board due to his significant corporate management experience in the technology industry.

Dean MacDonald, 50, has been a member of our Board since January 2010. Mr. MacDonald currently serves as the President and Chief Executive Officer of Newport Partners Income Fund, a Toronto-based Private Equity Fund. Mr. MacDonald has a long and successful career as an operating executive and entrepreneur. His operating experience includes serving as the Chief Operating Officer of Rogers Cable and as the Chief Executive Officer of Persona Communications, a TSX-listed cable and internet services company. Mr. MacDonald worked with a syndicate of investment partners to turn around Persona’s operations and subsequently sold the business at a significant premium to its purchase price in 2007. Mr. MacDonald has also served as chairman of the Newfoundland and Labrador Energy Corporation, which manages the province’s oil and gas assets. In 2007, Mr. MacDonald was selected as CEO of the Year by Birch Hill Capital Partners. Mr. MacDonald received his Bachelor of Commerce (Hons) from Memorial University of Newfoundland in 1981. Our Board has determined that Mr. MacDonald should serve on the Board based on his management and investment experience in a number of industries, including advertising, marketing and telecommunications.

Michael F. O’Donnell, 64, has been a member of our Board since December 2010. Mr. O’Donnell is a financial expert with close to 40 years of experience in the audit and consulting industries. He has dealt extensively with multinational corporate boards and senior management teams on key strategic issues, external auditors and consultants. Most recently Mr. O’Donnell served as a Founding Managing Director of Protiviti, Inc., a global business consulting and internal audit firm specializing in risk, advisory and transaction services. Previously, Mr. O’Donnell spent 33 years at Arthur Andersen LLP, occupying numerous senior level positions in risk consulting, audit services and the energy industry program. Mr. O’Donnell received a B.S. in Accounting from Central Michigan University, where he was also recognized as an Honorary Doctor of Commerce. Our Board has concluded that Mr. O’Donnell should serve on the Board due to his extensive financial, audit, and consulting experience as well as his knowledge in working with public company boards of directors, audit committees and other sub-committees.

Executive Officers

Ronald J. Lejman, 43, is our Chief Financial Officer, a role he assumed in January 2010. From September 2008 to January 2010, Mr. Lejman was the Chief Financial Officer of UniTek USA. Prior to joining UniTek USA, from January 2005 to September 2008 Mr. Lejman was the Chief Financial Officer and Chief Operating Officer of Freedom Enterprises, Inc., a Mid-Atlantic commercial construction company. Prior to that time, Mr. Lejman has served as Chief Financial Officer for various organizations, including The Stanley Works Europe, Middle East and Africa, Stanley Bostitch and General Fiber Communications, Inc. He has also held senior finance leadership positions at GE Capital and Amoco. This diverse experience has provided Mr. Lejman relevant acquisition evaluation and integration experience on a multinational scale. Mr. Lejman received his undergraduate degree from the University of Illinois and Masters of Management degree from Northwestern University’s J.L. Kellogg Graduate School of Management.

Kyle M. Hall, 54, is our General Counsel and Corporate Secretary, a role he assumed in August 2010. Prior to joining us, Mr. Hall was with yourvgc, llc, a law practice he formed to provide virtual general counsel services to businesses. From August 2007 to July 2008, Mr. Hall was General Counsel to 180 Connect, Inc., a publicly traded outsourced infrastructure services provider that was acquired by UniTek and DIRECTV in 2008. From September 2005 to September 2007, Mr. Hall was a Corporate Partner in the law firm Brownstein Hyatt Farber Schreck, P.C. (BHF&S) in Denver, Colorado. Prior to joining BHF&S, Mr. Hall was at Verio, Inc., a global internet services provider, serving as Senior Vice President, General Counsel and Secretary from October 2002 to August 2005 and as Assistant General Counsel from December 1999 to October 2002. From May 1997 to December 1999, Mr. Hall was Assistant General Counsel to Corporate Express, Inc., a publicly traded global office supply company. Prior to joining Corporate Express, Mr. Hall practiced law at several large global and national law firms over a ten-year period, including Morrison & Foerster and Latham & Watkins, and also practiced for several years as a certified public accountant at PricewaterhouseCoopers. Mr. Hall received his Bachelor of Arts degree in Accounting/Finance from the University of Arizona and his Juris Doctorate degree from the James E. Rogers College of Law at the University of Arizona.

Daniel Yannantuono, 38, is the Chief Executive Officer of our DirectSat USA subsidiary, a role he assumed in January 2010. From October 2008 to January 2010, Mr. Yannantuono was the Chief Executive Officer of UniTek USA’s subsidiary, DirectSat USA. Before becoming CEO, Mr. Yannantuono held the position of President of DirectSat from January 2007 to October 2008. During his tenure, DirectSat has become one of the largest contract partners for DIRECTV with over 2000 technicians nationwide. Prior to DirectSat USA, he served as Vice President of Operations for UniTek USA from August 2005. Before joining us, Mr. Yannantuono served as Vice President of Finance for a major telecommunications services provider. As one of the inaugural members of the executive team he was instrumental in helping the company to become the largest fulfillment contractor in the cable industry. Having held several management positions, Mr. Yannantuono brings significant executive leadership experience to our management team. Mr. Yannantuono received an undergraduate degree in business management and finance from Florida Atlantic University and a Masters of Business Administration from Villanova University.

Elizabeth Downey, 41, is our Chief Administrative Officer, a role she assumed in January 2010. From January 2008 to January 2010, Ms. Downey was the Chief Administrative Officer of UniTek USA. Before becoming Chief Administrative Officer, Ms. Downey held the position of Director of Human Resources at UniTek USA from June 2006 to December 2007. Before joining us, Ms. Downey served as Senior Vice President of Employee Relations for a competitive local exchange carrier in the telecommunications sector, where she played important roles in growing and developing that company. Having held several executive management positions, including her role in another telecommunications company and an international publishing company, Ms. Downey brings significant leadership experience and human resources expertise to our management team. Ms. Downey received a Masters of Business Administration and holds a Bachelor of Arts degree in communications from the Pennsylvania State University.

Christopher Perkins, 47, is the Chief Executive Officer of our FTS USA subsidiary, a role he assumed in January 2010. From July 2006 to January 2010, Mr. Perkins was the Chief Executive Officer of UniTek USA’s subsidiary, FTS USA. As the founder and president of FTS (the business UniTek Global Services acquired in 2006 to facilitate entry into the cable services market), Mr. Perkins is responsible for the growth, performance and profitability of the hard line broadband business. Mr. Perkins began his telecommunications career as an installer. Soon after, he became a manager and then served as a vice president of LB&L Cable, Inc. from March 1996 to March 2004. As the founder of FTS, Mr. Perkins has managed every aspect of a multi-million dollar business with numerous customers. In addition, from April 2004 to July 2005, Mr. Perkins was the Director of Technical Operations for General Fiber Communications, one of the largest cable contracting companies in the industry, in charge of maintaining and growing an over $50 million revenue region. With his background in cable services and telecommunications, Mr. Perkins has strong industry knowledge and experience. Mr. Perkins received his Cable TV Technician certification and his Engineering certification from the State Technical Institute of Memphis.

Scott Lochhead, 39, is the Chief Executive Officer of our Advanced Communications USA, Inc. division, a role he assumed in January 2010. Mr. Lochhead has over 18 years experience in the telecommunications industry which includes over 12 years in executive management, bringing both industry awareness and leadership experience to our management team. From 2000 until UniTek’s acquisition of Nexlink Communications in 2008, Mr. Lochhead served as the President of Nexlink Communications, a company he founded. Prior to founding Nexlink he was an executive manager for AT&T in the Florida market and has worked internationally in Asia providing civil engineering and project management supporting a major wireless build out in 1998. Mr. Lochhead has been a Civil Engineering Associate since 1992 and received his Bachelor of Arts degree from Sheridan College.

Norman Snell, 46, is our Chief Information Officer, a role he assumed in December 2010. Mr. Snell has been involved in the satellite communications industry since 1994. He utilizes web-based applications designed to bring visibility and efficiencies to operations. He brings a unique perspective on open source technologies and tying together systems via the Internet. Formerly, Mr. Snell held the position of COO at INSTALLS Inc. Prior, he owned and operated a multi-city Direct Broadcast Satellite and a high end home theater installation company with operations in San Francisco, Denver, Philadelphia and Boston. Mr. Snell is a four year veteran of the United States’ Coast Guard Helicopter Search and Rescue Unit and was awarded the Coast Guard Achievement Medal for his role in multiple lifesaving missions.

Committees of the Board of Directors

Audit Committee.  The Board’s Audit Committee (the “Audit Committee”) recommends to the Board the appointment of the firm selected to serve as the independent registered public accountant for the Company and its subsidiaries and monitors the performance of any such firm. It also reviews and approves the scope of the audit and evaluates, with the independent registered public accountant, the Company’s audit and annual financial statements, reviews with management the status of internal accounting controls, evaluates issues having a potential financial impact on the Company which may be brought to the Audit Committee’s attention by management, the independent registered public accountant, or the Board and evaluates public financial reporting documents of the Company. The current members of the Audit Committee are Richard Siber (Chair), Mark S. Dailey and Michael F. O’Donnell and the Board has determined that all of these members are independent. Mr. Siber currently serves as the Audit Committee’s “financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates pursuant to a charter approved and adopted by the Board, a copy of which may be found on the Company’s website at www.unitekgs.com. The Audit Committee met eight times, including five times by teleconference, during the last fiscal year. See “Report of the Audit Committee.”

Compensation Committee.  The Board’s Compensation Committee (the “Compensation Committee”) assists the Board by carrying out the following purposes:

•	establishing and periodically reviewing the Company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees;
•	establishing compensation arrangements and incentive goals for executive officers; and
•	administering the Company’s incentive compensation equity plans.

Although the Compensation Committee makes recommendations to the Board with respect to compensation decisions for all executive officers, ultimate approval authority rests with the independent members of the Board with respect to the compensation of the Chief Executive Officer of the Company and

the Executive Chairman of the Board of the Company, so long as there is one in office. The Compensation Committee has the direct authority to hire and fire advisors and compensation consultants, and to approve their compensation by the Company, which is obligated to pay these advisors and consultants. These advisors report directly to the Compensation Committee. We have in the past used compensation consultants to help give direction to the Compensation Committee regarding executive pay. We do not currently engage a compensation consultant but may decide to use one in the future. The current members of the Compensation Committee are Dean MacDonald (Chair), Richard Siber and Robert F. Stott. The Compensation Committee’s charter provides that with respect to compensation of our Chief Executive Officer or Executive Chairman, neither the Chief Executive Officer nor the Executive Chairman shall be present during voting or deliberations. The Compensation Committee operates pursuant to a charter approved and adopted by the Board, a copy of which may be found on the Company’s website at www.unitekgs.com. The Compensation Committee met one time via teleconference, during the last fiscal year.

Nominating and Corporate Governance Committee.  The Board’s Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities for selecting qualified candidates for director (except where the Company is legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors) and undertaking other corporate governance matters, such as the composition of the committees of the Board and our communications with our stockholders. Although the Nominating and Corporate Governance Committee makes recommendations to the Board with respect to director nominees and various corporate governance matters, ultimate approval authority rests with the Board. The Nominating and Corporate Governance Committee has the direct authority to hire and fire advisors and compensation consultants, and to approve their compensation by the Company, which is obligated to pay these advisors and consultants. These advisors report directly to the Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Dean MacDonald, Mark S. Dailey and Michael Montelongo. The Nominating and Corporate Governance Committee operates pursuant to charter approved and adopted by the Board, a copy of which may be found on the Company’s website at www.unitekgs.com.

The Nominating and Corporate Governance Committee will consider nominees for director proposed by stockholders in accordance with the procedures set forth in this proxy statement under “Corporate Governance — Stockholder Nominations for Directors.” Nominees proposed by stockholders will be considered using the same criteria and in the same manner as all other nominees are considered. The Nominating and Corporate Governance Committee met one time during the last fiscal year via teleconference.

Committee Charters

Copies of the written charters of the Audit, Compensation and Nominating and Corporate Governance Committees are posted under the “Investor Relations” section of the Company’s website at www.unitekgs.com, and are also available without charge at the written request of any stockholders of the Company. Such requests should be directed to the Corporate Secretary at the address of the Company appearing on the Notice of Annual Meeting that accompanies this proxy statement.

Directors’ Attendance at Meetings

The Board of Directors held 11 meetings last year, including 8 by teleconference. Additionally, the Board conducted periodic informational calls throughout the year. Each then current director of the Company attended at least 75% of the meetings of the Board of Directors and meetings held by all committees on which such director served during the time such director served, with the exception of Dean MacDonald.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows, for the years ended December 31, 2010 and 2009, the compensation paid or accrued by the Company and its subsidiaries to each person who served as our Chief Executive Officer and the two other most highly paid executive officers for the fiscal year ended December 31, 2010 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Share Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
C. Scott Hisey Chief Executive Officer(1)	2010	$331,250	$225,000	$—	$—	$—	$—	$16,700	$572,950
Peter Giacalone Executive Chairman of the Board and President(2)	2010	$331,250	$225,000	$—	$—	$—	$—	$33,516	$589,766
Daniel Yannantuono CEO DirectSat(3)	2010	$295,288	$225,000	$—	$—	$—	$—	$26,598	$546,886
Richard B. Berliner Former Chief Marketing Officer and Chief Executive Officer of BCI Communications, Inc.(4)	2010	$367,890	$54,000	$—	$—	$—	$—	$12,809	$434,699
	2009	$360,000	$—	$—	$—	$—	$—	$12,000	$372,000

(1)	Mr. Hisey has served as our Chief Executive Officer since January 27, 2010. All Other Compensation represents the value for the use of a Company owned vehicle and related vehicle and commuting expenses.
(2)	Mr. Giacalone has served as our President and Executive Chairman of our Board since January 27, 2010. All Other Compensation represents the value for the use of a Company owned vehicle and related vehicle expenses, commuting expenses and corporate provided housing.
(3)	Mr. Yannantuono has served as our CEO of DirectSat since January 27, 2010. All Other Compensation represents the value for the use of a Company owned vehicle and related vehicle expenses, commuting expenses and the reimbursement of tuition for graduate studies.
(4)	Mr. Berliner served as President and Chief Executive Officer until January 27, 2010. He served as our Chief Marketing Officer and the Chief Executive Officer of BCI Communications, Inc. from January 27, 2010 until his resignation effective on December 31, 2010. All Other Compensation represents car allowance compensation, commuting expenses and with respect to 2009, payments made by the Company as part of the Company’s 401(k) Plan matching program.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2010:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(3)	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable(1)	Unexercisable(2)
C. Scott Hisey	27,939	49,670	—	$56.00	September 27, 2017	—	—	—	—
Peter Giacalone	12,858	40,716	—	$56.00	July 15, 2018	—	—	—	—
Daniel Yannantuono	5,239	9,315	—	$56.00	September 27, 2017	—	—	—	—
	1,165	3,689	—	$56.00	June 1, 2018	—	—	—	—
	108	787	—	$56.00	November 15, 2019	—	—	—	—
Richard B. Berliner	—	—	—	—	—	—	—	—	—

(1)	Represents the vested, non-Homerun Portion stock options granted under the 2007 Equity Incentive Plan (the “2007 Plan”). The “Homerun Portion” of a 2007 Plan stock option grant is the 40% portion of each such stock option grant, whether vested or unvested, that becomes exercisable (at its then current exercise price) if and when the Fair Market Value (as defined below) of the Company’s common stock is at least $168.00 per share. The “Fair Market Value” per share of the Company’s common stock on any date means the closing selling price per share of the Company’s common stock on such date as quoted on the applicable stock exchange.
(2)	Represents the non-Homerun Portion stock options that are unvested as of December 31, 2010 and any Homerun Portion stock options (whether vested or unvested) that were granted under the 2007 Plan. In connection with the tender offer completed on January 7, 2011, these unexercisable options were cancelled in exchange for RSU grants.
(3)	In connection with the Tender Offer completed on January 7, 2011, the Option Exercise prices were adjusted to $9.42 per share.

The ownership amounts reflected in the foregoing table, which as required by applicable rule are as of December 31, 2010, differ from those reflected in the beneficial ownership table appearing on page 3, which reflects information as of April 12, 2011. The differences are due primarily to the Company’s tender offer completed on January 7, 2011.

Potential Payments Relating to Severance

Our employment agreements with Messrs. Hisey, Giacalone and Yannantuono entitle these individuals, under certain circumstances, to receive certain payments upon termination of employment. If the officer’s employment is terminated without cause (as defined in his employment agreement), or if the officer resigns for good reason (as defined in his employment agreement) or upon death or disability, he will be entitled to receive from the Company, in addition to certain accrued obligations, (1) (A) upon death or disability, the officer’s annual base salary for 12 months following the date of termination or (B) upon termination without cause or with good reason, the officer’s annual base salary for 24 months following the date of termination, (2) the pro-rata portion of the officer’s annual incentive bonus for the calendar year in which the termination occurred and (3) payment of certain medical benefits expenses sufficient to maintain the officer’s benefits at the level as of the date of termination for 12 months following the date of termination. If the officer’s employment is terminated with cause, the employee is entitled to receive certain accrued obligations. Payments made in connection with termination of employment are subject to execution of a general release of claims by the employee. In addition, if a “change in control” or “change of control” (as defined in any compensation, equity-based or other plan under which awards, grants or other compensatory issuances of the Company’s equity securities are made to the employee) occurs while the employee is employed by the Company, all of such equity securities that have been issued to the employee that are then unvested shall accelerate, vest and pay as of the date of completion or consummation of the change in control. The 2011 base salaries are $450,000 each for Mr. Giacalone and Mr. Hisey and $350,000 for Mr. Yannantuono. The 2011 target bonuses are $450,000 each for Mr. Giacalone and Mr. Hisey and $300,000 for Mr. Yannantuono.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, the Company’s executive officers and directors, and persons beneficially owning more than 10% of the Common Stock, are required to file with the Securities and Exchange Commission reports of their initial ownership and changes in ownership of Common Stock. Based solely on our review of the copies of such reports received by us, or written representations received from reporting persons, during the year ended December 31, 2010, all of the Company’s executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements, except that (i) Ms. Downey and Messrs. Hall and Lochhead filed late Form 3s on September 9, 2010; (ii) Mr. Berliner filed a late Form 4 on October 21, 2010; (iii) Messrs. Hisey, Giacalone, Yannantuono, and MacDonald and Ms. Downey filed late Form 4s on November 22, 2010; (iv) Messrs. Brodsky and Colonnetta and the Sector Performance Fund LP filed late Form 4s on November 23, 2010; and (v) Messrs. Montelongo, O’Donnell and Stott filed late Form 3s on January 24, 2011.

DIRECTOR COMPENSATION

The following table shows the compensation paid to the non-employee members of the Company’s Board of Directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Share Awards	Option Awards	Non-equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Peter Brodsky(1)	—	—	—	—	—	—	—
Joseph Colonnetta(1)	—	—	—	—	—	—	—
Mark S. Dailey(2)	$45,500	—	—	—	—	—	$45,500
Dean MacDonald(2)	$25,500	—	—	—	—	—	$25,500
Michael Montelongo(3)	$2,301	—	—	—	—	—	$2,301
Michael F. O’Donnell(3)	$2,301	—	—	—	—	—	$2,301
Richard Siber(2)	$55,000	—	—	—	—	—	$55,000
Robert F. Stott(3)	$2,301	—	—	—	—	—	$2,301
Richard B. Berliner(4)	—	—	—	—	—	—	—
Daniel J. Hopkin(1)(5)	—	—	—	—	—	—	—

(1)	Messrs. Brodsky, Colonnetta, and Hopkin were deemed to be non-independent members of the Board of Directors due to their direct interests in and affiliation with HM Capital Partners and as a result each of these individuals did not receive any director compensation for the year ended December 31, 2010.
(2)	In connection with their services as members of the Board, on January 10, 2011, Messrs. Dailey, MacDonald and Siber each received a grant of 2,233 RSUs under the Company’s 2009 Omnibus and Equity Incentive Compensation Plan.
(3)	Messrs. Montelongo, O’Donnell and Stott were appointed as directors effective on December 10, 2010. In connection with their appointments to the Board, on January 10, 2011, each of Messrs. O’Donnell, Montelongo and Stott received a grant of 2,233 RSUs under the Company’s 2009 Omnibus Equity and Incentive Compensation Plan.
(4)	Mr. Berliner resigned from his position as director on February 2, 2011.
(5)	Mr. Hopkin resigned from his position as director on December 9, 2010.

Under our 2010 Board compensation policy, each independent director is entitled to an annual stipend of $15,000 and a $2,500 fee for meetings attended in person and a $1,500 fee for meetings attended by phone. For the year ended December 31, 2010, each member of the Board’s Audit Committee was entitled to a $1,500 fee for each committee meeting attended and the Audit Committee chair received an additional annual stipend of $7,500. Each member of the Board’s Nominating and Corporate Governance Committee was entitled to a $500 fee for each committee meeting attended. Each member of the Board’s Compensation Committee was entitled to a $500 fee for each committee meeting attended.

On April 8, 2011, our Compensation Committee approved an increase in the annual stipend to be paid to our independent directors, effective in 2011. Each independent director is entitled to a cash payment of $50,000, a $2,500 fee for meetings attended in person, a $1,500 fee for meetings attended by phone and a grant of RSUs under the Company’s 2009 Omnibus Equity and Incentive Compensation Plan equal to $60,000 divided by the closing price of the Common Stock on the date of grant. For 2011, each member of the Board’s Audit Committee will be entitled to a $1,000 fee for each meeting attended and the Audit Committee Chair will be entitled to an additional annual stipend of $7,500. Each member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee will be entitled to a $500 fee for each meeting attended and the chairs of these committees will receive an additional annual stipend of $5,000.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the financial statements of UniTek Holdings, Inc. since 2007. The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during 2010 and 2009

Ernst & Young LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010 and the independent registered public accounting firm for UniTek Holdings, Inc. for the year ended December 31, 2009. BDO Seidman, LLP was the independent registered public accounting firm for Berliner Communications, Inc. (“Berliner”)for the year ended December 31, 2009.

Audit Fees.  Fees for audit services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009 were $1,112,919 and $469,414, respectively. These services included (i) the audit of the Company’s annual financial statements, (ii) the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 3, July 3, and October 2, 2010, (iii) consents and comfort letters issued in connection with the merger of UniTek Holdings, Inc. and Berliner and (iv) consents and comfort letters issued in connection with equity offerings and registration statements. Of the audit fees billed for 2010, $139,175 related to fees for consents and comfort letters issued in connection with the merger of UniTek Holdings, Inc. and Berliner and $265,225 related to fees for consents and comfort letters issued in connection with equity offerings and registration statements.

Audit-Related Fees.  Fees for audit-related services that were reasonably related to the performance of the 2010 and 2009 audits or reviews of the Company’s financial statements and are not reported under the preceding paragraph totaled $116,948 and zero, respectively. These fees were primarily for due diligence procedures in connection with the merger of UniTek Holdings, Inc. and Berliner.

Tax Fees. Ernst & Young LLP did not perform any professional services for the Company during 2010 or 2009 relating to tax compliance, tax advice and tax planning.

All Other Fees.  Ernst & Young LLP did not provide other services not included above during 2009 or 2010.

All audit, audit-related and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Non-Audit Services Pre-Approval Policy provides for (i) general pre-approval of certain specified services and (ii) specific pre-approval of all other permitted services, as well as proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Audit Committee has considered whether Ernst & Young LLP’s provision of services other than professional services rendered for the audit and review of the Company’s annual financial statements is compatible with maintaining Ernst & Young LLP’s independence, and has determined that it is so compatible.

Recommendation and Required Vote

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Ratification requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting.

RELATED PARTY TRANSACTIONS

The Monitoring & Oversight Termination Agreement (the “M&O Termination Agreement”), dated as of November 16, 2010, by and among the Company, BCI Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Unitek USA, LLC, a Delaware limited liability company, UniTek Holdings, Inc., a Delaware corporation (together with its successors, “Holdings”), UniTek Midco, Inc., a Delaware corporation and UniTek Acquisition, Inc., a Delaware corporation, and HM Capital Partners I, LP, a Delaware limited partnership (together with its successors, “HM LP”).

In conjunction with the September 27, 2007 entry into the First Lien Credit Agreement and the Second Lien Credit Agreement, the Company and HM Capital entered into a Financial Advisory Agreement relating to the provision of certain financial and strategic advisory services and consulting services. Beginning on October 1, 2007, the Company entered into a Monitoring and Oversight Agreement (the “M&O Agreement”) with HM Capital that provides for an annual base fee of either $0.5 million or an annual monitoring fee of 2.0% of the budgeted consolidated annual EBITDA of UniTek Holdings, Inc. and its subsidiaries, whichever is higher. In connection with the Berliner transaction, the Company entered into an Amended and Restated Monitoring and Oversight Agreement with HM Capital. Pursuant to the M&O Agreement, the Company will pay HM Capital an annual fee of $0.7 million for calendar year 2010, $0.7 million for calendar year 2011 and $0.8 million for calendar year 2012 and for each calendar year thereafter. Each annual fee will be payable quarterly; however, no payment is due unless the Company meets a total leverage ratio defined in the M&O Agreement. In the event the ratio is not achieved, the annual fee will accrue until any subsequent quarter in which the covenant level is exceeded at which time all accrued and unpaid payments will become due and payable. For the years ended December 31, 2010 and 2009, the Company incurred $0.6 million and $0.7 million, respectively, in monitoring and oversight fees including expenses. The $0.6 million relating to the year ended December 31, 2010, was paid in April 2011, upon the achievement of the leverage ratio threshold defined in the M&O agreement. Such payment is expected to be made at the end of the first quarter of 2011. Additionally, the M&O Agreement also provides for a financial advisory fee equal to 1.5% of the purchase price for all subsequent transactions plus reimbursable expenses. For the years ended December 31, 2010 and 2009, the Company incurred zero and $0.1 million, respectively, in such fees.

The Company also agreed to indemnify HM LP, its affiliates, and their respective directors, partners, officers, controlling persons, agents and employees, collectively referred to as the Indemnified Persons, from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the Indemnified Person’s counsel) related to or arising out of (i) actions taken or omitted to be taken by the Company, (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with the Company’s instructions or the Company’s actions or omissions or (iii) HM LP’s engagement that do not result primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Persons.

The M&O Agreement would expire upon the earlier of September 27, 2017 or a buyout of the M&O Agreement. We were obligated to buy out the M&O Agreement upon the first to occur of (1) any sale or distribution by the Company or our subsidiaries to the public of our or their capital stock and, in connection therewith, the capital stock of the Company or our subsidiaries becoming listed on an established stock exchange or a national market system; (2) any consolidation or merger of the Company with or into another entity or other business combination or transfer of securities of the Company by any of its stockholders or a series of transactions in which the stockholders of the Company immediately prior to such transaction own less than 50% of the equity of the Company or HM LLC or any fund or management company affiliated therewith owns less than 25% of the equity of the Company; (3) any sale, license, transfer or disposition of all or substantially all of the assets of the Company; or (4) the Special Committee’s approval of the Company buying out the M&O Agreement.

Peter Brodsky and Joseph Colonnetta, two of our directors, are Partners, and Daniel Hopkin, formerly one of our directors, is a Vice President of HM LLC, which is an affiliate of HM LP.

In connection with the registered public offering of our Common Stock, which closed on November 16, 2010 (the “Offering”), the parties to the M&O Agreement agreed to terminate the M&O Agreement and pay a termination fee of $4.3 million (payable in cash or stock, as described below) that became payable once the following two conditions are met:

•	The Sector Performance Fund, which is an affiliate of HM LP, sells its entire ownership stake in the Company, and
•	The average price per share of Common Stock realized by the Sector Performance Fund is above its basis, which basis will be calculated as of the closing of the Offering when the Series B Convertible Preferred Stock, par value $0.00002 per share (the “Series B Preferred”), owned by the Sector Performance Fund converts into Common Stock.

If the two conditions above are met and the termination payment becomes payable, we will be entitled to satisfy this obligation in either cash or shares of our Common Stock, at our sole discretion. If payment is made in shares of our Common Stock, the stock price would be calculated using the 20-day trailing average share price as of the date that the two conditions above are met and the termination payment becomes payable. As of the date of this filing, these conditions have not been met.

The Credit Support Termination Agreement (the “Credit Support Termination Agreement”), dated as of November 16, 2010, by and among the Sector Fund, SPF SBS LP, a Delaware limited partnership, Holdings and the Company.

In connection with the Merger, Berliner and UniTek entered into a Credit Support Agreement (the “Credit Support Agreement”) with Sector Performance Fund, LP and SPF SBS LP, who are affiliates of HM Capital Partners LLC, whereby Berliner and UniTek paid Sector Performance Fund, LP and SPF SBS LP a credit support fee in exchange for the continued guaranty of UniTek’s performance under the $35 million revolving credit facility with BMO Capital Markets Financing, Inc. (the “Holdings Revolving Facility”). The credit support fee was equal to 6% (or the maximum contract rate of interest permitted by law if less than 6%) on the aggregate of the outstanding principal amount and interest payable under the Holdings Revolving Facility. The credit support fee was paid quarterly in arrears in cash, or, at the option of the Company, in shares of Series B Preferred which will be issued quarterly; provided, that if the First Lien Credit Agreement or the Second Lien Credit Agreement, dated as of September 27, 2007, by and among Acquisition, Midco, certain subsidiaries of Acquisition as guarantors, the initial lenders, Royal Bank of Canada, as administrative agent and collateral agent for the lenders and RBC Capital Markets, as lead arranger and book-runner, do not permit the payment of the credit support fee in cash, then such fee will be paid in shares of Series B Preferred.

Peter Brodsky and Joseph Colonnetta are a former Partner and Partner, respectively, and Daniel Hopkin, our former director, is a Vice President of HM LLC, which is an affiliate of Sector Performance Fund and SPF, or the Credit Support Parties. Furthermore, Peter Brodsky and Joseph Colonnetta are each executive officers or former executive officers of the ultimate general partner of each of the Credit Support Parties and they each own an interest in such general partner. Daniel Hopkin is an officer of the ultimate general partner of each of the Credit Support Parties and owns an interest in the general partner of Sector Performance Fund, our controlling stockholder. For the year ended December 31, 2010, the Company recorded $1.0 million for the credit support fee. The Company paid approximately $0.8 million of this expense in shares of Series B Preferred and the remaining $0.2 million in cash from the proceeds of the Offering. The Credit Support Termination Agreement terminated the Company’s Credit Support Agreement upon the consummation of the Offering and the repayment in full of all indebtedness under the BMO Loan (as defined in the Credit Support Agreement). The BMO Loan was repaid in full with proceeds of the Offering.

Series B Stock Conversion Agreement (the “Conversion Agreement”), dated as of November 16, 2010, by and among the Company and the holders of the Series B Preferred, set forth on the signature pages thereto.

In January 2010, the Company issued 250,000 shares of its Series B Convertible Preferred Stock for aggregate proceeds of $12.5 million. Upon issuance, the Series B Preferred had an optional conversion feature to common stock, such that the initial conversion ratio was 50 shares of common stock for each share of Series B Preferred, subject to standard anti-dilution adjustments for stock splits, dividends and similar events. In addition, in the event of liquidation, dissolution or winding up of the Company, the Series B Preferred had a liquidation preference. The holders of the Series B Preferred included Sector Performance Fund, SPF, C. Scott Hisey, our Chief Executive Officer, Peter Giacalone, our Chairman of the Board and President, Daniel Yannantuono, the Chief Executive Officer of our DirectSat USA subsidiary, Elizabeth Downey, our Chief Administrative Officer and Dean MacDonald, one of our directors.

In connection with the Offering, the Company entered into an agreement with the holders of the Series B Preferred to satisfy the Liquidation Preference that the Series B Preferred holders were entitled to as a result of the Offering by issuing to those holders shares of common stock. The parties agreed that the fair value of the common stock for purposes of the satisfaction of the Liquidation Preference would be defined as the public offering price in the Offering of $9.50 (adjusted for the one-for-two reverse stock split on December 21, 2010), less a 6.5% discount, which resulted in the issuance of 2,986,066 shares of common stock in exchange for all outstanding shares of Series B Preferred.

Nex-Link USA, LLC.

The Company’s subsidiary, UniTek USA, LLC (“UniTek USA”), and C. Scott Hisey, the Company’s Chief Executive Officer, jointly own and operate Nex-Link USA, LLC, a Delaware limited liability company, or Nex-Link. Nex-Link is a joint venture formed by Mr. Hisey as a disabled veteran-owned business enterprise for the purpose of supporting customers requiring work to be completed by a disabled veteran-owned entity. Mr. Hisey, a registered disabled veteran, owns 51% of the membership units of Nex-Link. UniTek USA owns the remaining 49% of the membership units of Nex-Link. Nex-Link’s assets were valued at approximately $0.3 million and $0.1 million as of December 31, 2010 and 2009, respectively. Nex-Link generated sales of approximately $0.7 million for the years ended December 31, 2010 and 2009. Pricing for transactions between Nex-Link and UniTek USA are determined on a basis consistent with that of the Company’s transactions with other third parties. Historically, Nex-Link has distributed 100% of its net income to UniTek USA. Furthermore, UniTek USA is a lender to Nex-Link pursuant to a revolving credit agreement, dated as of July 2, 2008, or the Nex-Link Credit Agreement. There is currently no balance outstanding under the Nex-Link Credit Agreement and no principal or interest payable under the Nex-Link Credit Agreement was paid in the year ended December 31, 2010. Nex-Link’s effective interest rate for the year ended December 31, 2010 was based on the prime rate published in the Wall Street Journal plus two percent. Mr. Hisey is indemnified by Nex-Link for actions he takes as an owner, officer or director of Nex-Link to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements and management’s assessment of internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards of the Public Company Accounting Oversight Board, including those required to be discussed with the Audit Committee by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by Independence Rule No. 3526, and has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Rule No. 3526. In addition, the Audit Committee has considered the effect of the independent registered public accounting firm’s provision of non-audit services on the audit and considers such services compatible with the independent registered public accounting firm’s maintenance of independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee pre-approved all audit and non-audit services provided by the independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During 2010, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K) related to its audit of the consolidated financial statements. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

Richard Siber (Chair)
Mark S. Dailey
Michael F. O’Donnell

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

MATTERS RELATED TO RISK

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic risks. Management reports regularly to the full Board, which also considers the Company’s risk factors. The Board also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In its risk oversight capacity, the Board and the Audit Committee engage in various practices, including, without limitation:

•	review and consideration of reports from and information provided by management to the Board and its committees on topics relating to the risks that the Company faces, including, without limitation, the conditions in markets in which the Company operates or is considering operating, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business;
•	the required approval by the Board or the applicable committee of the Board of significant transactions and other decisions, including, among others, corporate acquisitions and new borrowings;
•	the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees; and
•	review and consideration of reports from and information provided by the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the Company’s compensation practices and the Company’s internal control over financial reporting.

While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Risk Considerations in our Compensation Program

Our Compensation Committee has considered the concept of risk as it relates to our compensation program. While behavior that may result in inappropriate risk taking cannot necessarily be prevented by the structure of compensation practices, we believe that our compensation policies or practices do not create risks that are reasonably likely to have a material adverse effect on us. We believe that because our compensation policies and practices that are applicable to our Named Executive Officers and senior employees incorporate variable compensation elements that focus on our overall financial performance, risky behavior by any of our individual employees is disincentivized. We also have in place various operational controls, such as senior management review of significant contracts, that we believe would aid in preventing the implementation of risky business arrangements.

Compensation to our executive officers and senior employees is comprised of both fixed and incentive-based elements. The fixed compensation (i.e., regular salary) provides reliable, foreseeable income that mitigates the focus of our employees on the immediate financial performance of our company or its stock price, encouraging them to make decisions in our best long-term interests. The incentive components are designed to be sensitive to both our short- and long-term performance and stock price. In combination, we believe that our compensation structures do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. Contributing to this belief is the fact that our compensation structure has been structured substantially as it is now for a number of years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

CORPORATE GOVERNANCE

Board Leadership Structure

Peter Giacalone, our President, also serves as Chairman of the Board. The Company believes that it is well-served by this structure and that the structure facilitates strong, clear and cohesive leadership and communication between the Board and the other members of the Company’s management team.

Currently, Mr. Giacalone serves in these dual capacities, as he has since January 2010, when he was named President and Chairman of the Company after serving as President of UniTek USA, LLC since 2008. While the Board does not believe that the roles of Chairman and President must always be combined, and reserves the right to reconsider the issue as it deems appropriate, it intends to continue the current arrangement for the foreseeable future.

The Company does not have a lead independent director, but receives strong leadership from all of its members. Virtually all of our directors take active and substantial roles in the activities of our Board at the full Board meetings. The Board believes that this open structure, as compared to a system in which there is a designated lead independent director, facilitates a greater sense of responsibility among our directors, and facilitates active and effective oversight by the independent directors of the Company’s operations and strategic initiatives, including the risks that may be attendant thereto. Directors are able to propose items for Board meeting agendas. Additionally, the Board’s meetings include time for discussion of items not on the formal agenda, and the independent and non-management directors meet with Mr. Giacalone and or Mr. Hisey in executive sessions generally before or after each Board meeting.

Our Board is comprised of ten directors, eight of which are non-management directors and six of which are independent directors. Each of the directors is a sophisticated and seasoned business person experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his field. For additional information about the backgrounds and qualifications of our directors, see “Proposal 1 — Election of Directors.”

Independence of Directors

The Board has conducted a review of the independence of the directors under the standards for independence established by the Nasdaq Stock Market LLC. During this review, the Board considered any transactions and relationships between a director or member of that director’s immediate family and the Company and its subsidiaries and affiliates. The Board also examined any transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are Messrs. Dailey, MacDonald, Montelongo, O’Donnell, Siber and Stott.

As to the individuals, it was determined that they did not fail any of the tests set forth in Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. and that none of the aforementioned transactions represented a material relationship.

Code of Ethics for Senior Officers

The Company has a code of conduct for certain identified senior officers and finance department personnel (the “Ethics Code”). The Ethics Code sets forth the Company’s conflict of interest policy and policies for the protection of the Company’s property, business opportunities and proprietary information. The Ethics Code requires prompt disclosure to stockholders of any waiver of the Ethics Code for senior officers made by the Board of Directors or any committee thereof. A copy of the Ethics Code is posted under the “Investor Relations” section of the Company’s website at www.unitekgs.com, and is also available without charge at the written request of any stockholders of the Company. Such requests should be directed to the Corporate Secretary at the address of the Company appearing on the Notice of Annual Meeting that accompanies this proxy statement.

Director Attendance at Annual Meetings

The Company encourages all of the directors to attend the annual meeting of stockholders. The stockholder actions taken in early 2010 were by written consent.

Communications with Stockholders

The Company provides the opportunity for stockholders to communicate with the members of the Board. Communications should be sent to the attention of the Chairperson, Audit Committee, Chairperson, Compensation Committee, or Chairperson, Nominating and Corporate Governance Committee, or to the independent directors as a group to the Independent Directors, each c/o the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

All communications received in accordance with this process will be reviewed by the Company’s management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Nominations for Directors

Stockholder nominations for election to the Board of Directors should be sent to the attention of the Secretary of the Company at the address appearing on the notice accompanying this proxy statement, describe the nominee’s qualifications and be accompanied by the nominee’s written statement of willingness and affirmative desire to serve representing the interest of all stockholders. Stockholders may also make nominations directly by following the procedure specified in the Company’s Bylaws.

Nominees proposed by stockholders will be considered using the same criteria and in the same manner utilized by the Nominating and Corporate Governance Committee of the Board of Directors in considering all nominees for election to the Board. See “Committees of the Board of Directors — Nominating and Corporate Governance Committee.”

PROPOSALS OF SECURITY HOLDERS

All proposals of any stockholder of the Company that such stockholder wishes to be presented at the 2012 Annual Meeting of Stockholders and included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than March 9, 2012 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in management’s proxy soliciting material for the 2012 Annual Meeting of Stockholders. Any such proposal must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. The Company may engage a proxy solicitor to distribute the Company’s stockholder materials and solicit proxies, but does not intend to do so. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the shares held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this proxy statement, at the written request of any such person, a copy of the Company’s Annual Report on Form 10-K (including the financial statements) as filed with the Securities and Exchange Commission for its most recent fiscal year. Such written requests should be directed to the Corporate Secretary at the address of the Company appearing on the Notice of Annual Meeting that accompanies this proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITEK GLOBAL SERVICES, INC.

June 7, 2011

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5   060711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class II directors to hold office until 2013 and election of four Class III directors to hold office until 2014.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Peter Giacalone	Class II
○ Peter Brodsky	Class II
○ Robert F. Stott	Class II
○ C. Scott Hisey	Class III
○ Joseph Colonnetta	Class III
○ Richard Siber	Class III
○ Michael Montelongo	Class III

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Approval of the proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011. FOR ☐ AGAINST ☐ ABSTAIN ☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR" all of the nominees of the Board of Directors in the election of directors and "FOR" ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011. This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

UNITEK GLOBAL SERVICES, INC.

1777 Sentry Parkway West,

Gwynedd Hall Suite 302

Blue Bell, PA 19422

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of UNITEK GLOBAL SERVICES, INC. (the "Company") hereby appoints C. Scott Hisey and Ronald J. Lejman, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of the Company which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of the Company to be held on June 7, 2011, at 9 A.M., local time, at The Doubletree Hotel, 640 West Germantown Pike, Plymouth Meeting, PA 19462, and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side.

(Continued and to be signed on the reverse side.)

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